AMENDMENT NUMBER ONE TO CONVERTIBLE SECURED
                             SUBORDINATED DEBENTURE



                  THIS AMENDMENT is made this 8th day of September, 1997 by and between MICROLEAGUE MULTIMEDIA, INC., a Pennsylvania corporation (the "Company") and PENN JANNEY OPPORTUNITIES FUND, L.P. ("Holder").

                  Holder is the holder of that certain Convertible Secured Subordinated Debenture dated April 25, 1997 in the face amount of $1,000,000 (the "Debenture") issued by the Company. Section 7.02 of the Debenture provides that the Company shall not, until the Debenture is paid in full, issue additional securities other than common stock or securities convertible into common stock at a price per share not less than 90% of the fair market value of such stock at the time of issuance or conversion, without the express prior written consent of the undersigned.

                  The Company has advised the Holder that it intends to offer Convertible Term Notes for sale pursuant to a Convertible Term Loan Agreement dated September 8, 1997, a copy of which is attached to this Amendment as
Exhibit 1. The Company has requested the consent of the Holder to the issuance and sale of such Convertible Term Notes, and if and when converted, to the conversion thereof to Conversion Shares pursuant to the terms of and as defined in the Convertible Term Loan Agreement.

                  NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

                  1. The Holder hereby consents to the issuance and sale of up to five million dollars ($5,000,000) of such Convertible Term Notes on the terms set forth in the Convertible Term Loan Agreement and up to two hundred thousand dollars ($200,000) of term notes under a Term Note Agreement.

                  2. The Debenture is hereby amended to provide that, notwithstanding the Consent contained in Paragraph 1 hereof, the payment in cash of any principal or interest due on any debt of the Company for borrowed money (other than debt to which the Debenture has been expressly subordinated and other than the payment of cash in lieu of fractional share conversions of the Convertible Term Notes), prior to the time when all Obligations (as defined in that certain Security Agreement by and among the Company, its subsidiaries, and the Holder dated April 25, 1997 (the "Security Agreement") executed in connection with the issuance of the Debenture) of the Company to the Holder shall have been paid or satisfied in full, shall constitute an Event of

Default under the Debenture and under the Security Agreement.

                  3. The Company shall pay directly or reimburse Holder for the fees and expenses (including reasonable attorneys' fees) of drafting and renewing the Debenture and related documentation (including this Amendment), and of reviewing any other documentation prepared in connection with the purchase by Holder of debt instruments (other than the Debenture) issued by the Company.

                  4. Except as modified hereby, the Debenture shall remain in full force and effect in accordance with its terms. Holder may attach this Amendment to the Debenture, after which time this Amendment will be deemed an Allonge thereto.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Amendment the day and year first above written.


                                        PENN JANNEY OPPORTUNITIES FUND, L.P.

                                        By:  Penn Janney GP, L.L.C.,
                                        its General Partner


                                        By: /s/ Richard M. Fox
                                             Richard Fox,
                                             Managing Member


                                        MICROLEAGUE MULTIMEDIA, INC.

                                        By: /s/ Neil B. Schwartz



                                      (2)

                                    Exhibit 1

                         Convertible Term Loan Agreement